Exhibit 10.9

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made effective as of JANUARY 1, 2003 (the “Effective Date”), by and between PINNACLE HEALTH RESOURCES INC., a California corporation (“MANAGER”), and APAC MEDICAL GROUP INC, DBA GATEWAY PHYSICIANS MEDICAL ASSOCIATES, INC. a California professional corporation that operates an independent practice association (“IPA”), with respect to the following:

A.                                   IPA/MEDICAL GROUP has entered, or intends to enter, into contracts with health maintenance organizations, preferred provider organizations, insurers, independent practice associations, medical groups, hospital systems, integrated delivery systems and other public and private payors (“Payors”) to arrange for the provision of medical services to patients who are members, subscribers, or enrollees under health benefit plans (“Plans”) of such Payors (“Enrollees”).  IPA has contracted with individual physicians to provide such medical services as participating physicians under such plans (“IPA Physicians”) and with providers of medically-related services who will serve as participating providers under such Plans (together with IPA Physicians, “IPA Providers”).

B.                                     MANAGER is engaged in the business of administering managed care contracts, as well as providing administrative and management services to physician networks, independent practice associations and medical groups.

C.                                     IPA desires to retain MANAGER to manage on an exclusive basis the marketing and sales activities of IPA and to administer IPA’s managed care contracts with Payors (“Payor Contract(s)”), on behalf of IPA Providers, and MANAGER desires to provide such administrative and management services in connection with Payor Contracts;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I - SERVICES TO BE PROVIDED BY MANAGER

In consideration of the compensation described in Article II hereof, MANAGER shall be the exclusive provider of the services described in this Article I, subject to the management and administrative policies established by the IPA Executive Committee, more particularly described in Article III below, in a timely manner and with sufficient staff and resources.

MANAGER will have no authority, directly or indirectly, to perform, and will not perform, any medical function.  MANAGER may, however, advise IPA as to the relationship between its performance of medical functions and the overall administrative and business functioning of the IPA.  To the extent that MANAGER may assist the practice in the credentialing of physicians, the administration of a utilization review and quality management program, and the implementation of data processing or programs for analyzing the utilization of health care services by IPA

Physicians, MANAGER shall have no control or direction over the delivery or provision of medical services and all such medical services shall be provided under the professional direction and supervision of IPA Physicians.  To the extent any act or service required of MANAGER in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by MANAGER shall be deemed waived and forever unenforceable.

1.1       General Administration and Management

MANAGER shall supervise, coordinate and conduct all the day-to-day non-medical aspects of IPA’s business related to IPA’s performance of its obligations under its Payor Contracts.  MANAGER shall provide all necessary secretarial, clerical and technical support services required to fulfill its obligations hereunder, either through its own employees or through independent contractors, and MANAGER shall be responsible for all payroll, personnel, employee benefits, taxes, and insurance related to them.  MANAGER shall arrange for space and other facility services as it deems is reasonably required from time to time for the proper operation of IPA’s business.

1.2       Financial and Reporting Services

MANAGER shall: (a) establish recordkeeping, bookkeeping and accounting systems for, and maintain custody and supervise the preparation of all business records of, IPA; (b) prepare all financial reports and forms required to be submitted by IPA to Payors; (c) establish and maintain bank accounts and supervise short-term investments and money management for IPA; (d) prepare or supervise the preparation of financial statements on a monthly basis, which shall include a statement of revenue and expenses, and results of IPA’s operations for such month; and (e) prepare such other management reports as the IPA Executive Committee determines are necessary for IPA’s successful operation and which will not require MANAGER to incur an unreasonable burden or expense to prepare.

1.3       Claims Administration

For any Payor Contract that MANAGER administers under this Agreement: (a) MANAGER shall be responsible for processing all claims and encounter data of IPA for services provided to Enrollees and for which IPA is obligated to pay; (b) MANAGER shall be responsible for distributing payments from Payors; (c) MANAGER shall administer any risk pools established by such Payors and/or IPA.

1.4       Patient Eligibility

MANAGER shall: (a) obtain and maintain current eligibility lists from the Payors subject to this Agreement; (b) assist in determining eligibility of patients for coverage prior to the provision of medical or other services; and (c) reconcile retroactive denials of eligibility with the authorization processes established by IPA or the applicable Payor with the Payor Contract, and with applicable provisions of health plan benefit agreement(s) or other evidences of coverage.

1.5       Liaison with Payors

MANAGER shall act as a liaison to Payors on behalf of IPA, IPA Physicians and IPA Providers.  MANAGER shall, among other things: (a) maintain a liaison with Payors as necessary to obtain or submit data, or to obtain or submit reports, pursuant to IPA’s contracts with such Payors; (b) coordinate communications between IPA, IPA Physicians, IPA Providers and Payors; (c) provide Payors with IPA Physician and/or IPA Provider rosters and inform Payors of roster changes; (d) assist in resolving any grievances between IPA and Payors; and (e) assist in resolving Enrollee grievances.

1.6       Utilization, Quality and Case Management

MANAGER shall assist and support IPA in the development and administration of utilization and quality management programs with respect to Payors.  Any disputes between MANAGER and IPA with respect to the development or administration of such programs shall be resolved in the sole discretion of the IPA Executive Committee.  MANAGER shall, among other things, assist IPA to (a) establish utilization guidelines that equal or exceed the minimum utilization guidelines established by Payors; (b) develop and administer managed care medical and hospital referral authorization procedures consistent with requirements of Payors; (c) administer such utilization and quality management programs in a timely manner, including providing administrative support to IPA utilization and quality management committees and its Medical Directors; (d) design, develop and implement a comprehensive credentialing program, for IPA Physicians, and, if required, for other IPA Providers; and (e) develop case management activities, including requiring the use by IPA Physicians and IPA Providers of standard clinical protocols and formularies and conducting outcomes monitoring and reporting.

IPA shall comply with the utilization and quality management programs that it develops with the assistance of MANAGER.  Further, IPA shall use its best efforts to secure the compliance and full cooperation of all IPA Physicians with such programs and requirements.

1.7       Provider Relations; Enrollee Relations

MANAGER shall enlist IPA to (a) educate IPA Physicians and other IPA Providers in IPA’s policies and procedures; (b) develop and distribute appropriate IPA forms to IPA Providers; (c) develop and update IPA Provider Policies and Procedures Manual; (d) develop and implement health education programs for Enrollees; and (e) assist IPA to respond to Enrollee complaints or grievances.

1.8       IPA Provider Contracting and Credentialing

(a)                                  The IPA Executive Committee, with the assistance of MANAGER, shall develop and administer a physician and provider credentialing and recredentialing program that conforms with the Health Care Quality Improvement Act of 1986 and the regulations promulgated thereunder and with the requirements of the Payors, subject to the approval of IPA’s Board of Directors.  MANAGER’s responsibilities for administering the programs shall include identifying the need for appropriate physicians and providers and the specific and interested persons to fulfill those needs, gathering and reviewing all pertinent credentialing data, processing all applications for IPA credentials, making recommendations to IPA with respect to each such applicant, and administering, on behalf of IPA, a fair review process for any applicant, physician or provider who duly presents a grievance arising out of the foregoing and as may be required by law.  Any disputes between MANAGER and IPA with respect to the administration of the credentialing and recredentialing programs shall also be resolved by the IPA Executive Committee.

(b)                                 MANAGER shall be responsible for administering all IPA Physician and IPA Provider Agreements, including developing appropriate forms of agreements for approval as to form by IPA’s legal counsel, negotiating the terms thereof with physicians and providers including without limitation their agreement to comply with the IPA Provider Policies and Procedures Manual and all applicable provisions of this Agreement, and monitoring contract compliance, including renewal dates.  IPA agrees that its President shall at all times be authorized to execute agreements that are negotiated by MANAGER with physicians and providers that have received IPA credentials.  IPA also agrees that it will only enter into agreements with IPA Providers that have been approved as to form by the IPA Executive Committee.

(c)                                  MANAGER shall be responsible for maintaining current eligibility lists with respect to IPA Physicians and IPA Providers, and for updating and distributing a roster of IPA Physicians and IPA Providers on a regular basis.

1.9       Managed Care Contracting

(a)                                  MANAGER shall be responsible for managed care contracting activities of IPA, including, without limitation, identifying, soliciting, reviewing, evaluating, negotiating and executing Payor Agreements (including prepaid capitation, exclusive provider and preferred provider agreements) in the name of IPA, and as directed by IPA, on behalf of IPA Physicians.  In addition, MANAGER shall be responsible for negotiating agreements with a network of hospitals and ancillary service providers; tracking contract renewal dates for agreements with Payors and IPA Physicians and Providers; establishing and negotiating fee schedules for IPA Physicians and IPA Providers; and securing appropriate reinsurance coverage from Payors.  IPA hereby expressly grants to MANAGER a power of attorney authorizing MANAGER to negotiate and execute such agreements on behalf of IPA; provided, however, the authority granted pursuant to such power of attorney shall be limited by the terms of Section (b) below.  IPA shall obtain in its written agreements with IPA Providers authorizations for MANAGER to act as attomey-in-fact for such IPA Providers.

(b)                                 MANAGER shall not execute or enter into a Payor Contract which is not in compliance with the IPA Executive Committee’s then current Contracting Guidelines without first submitting said agreement to the IPA Executive Committee for review and approval.  A Payor Contract that is in compliance with the Contracting Guidelines may be executed by MANAGER, on behalf of IPA and IPA Providers, at MANAGER’s discretion and without the approval of the IPA Executive Committee, provided MANAGER shall have furnished IPA with a summary of the essential terms of such Payor Contract at least five (5) business days prior to its intended execution date.  If IPA objects to MANAGER’s execution of the Plan Agreement, IPA shall so notify MANAGER prior to the expiration of the five (5) business day period and shall convene a meeting of the IPA Executive Committee.  No later than five (5) business days after

IPA’s notice to MANAGER, the IPA Executive Committee may direct MANAGER not to execute the Agreement or not to execute the Payor Contract until specified changes have been made to the Agreement and MANAGER shall comply with such direction.  IPA shall be conclusively deemed to have granted approval to IPA to execute a Payor Contract if directions from the IPA Executive Committee are not received by MANAGER within ten (10) business days after IPA’s receipt of the summary of terms of the Agreement.

1.10                        Marketing and Public Relations Services

MANAGER shall coordinate IPA’s marketing and public relations program, as it deems necessary to promote and market the services of IPA and develop and enhance the delivery system for Enrollees and the IPA Provider network.  Any marketing and public relations services shall be provided in accordance with the standards of medical ethics of the American Medical Association and the State professional medical associations and all applicable laws and regulations.  IPA shall be entitled to review printed marketing or public relations material or release of any material for dissemination by other media, including but not limited to radio or television, prior to publication or distribution.  MANAGER shall be the sole owner and holder of all right, title and interest in and to any material or documents acquired, prepared, purchased or furnished by MANAGER pursuant to this Agreement, including, but not limited to all copyright, service mark and trademark rights with respect to such material or documents (it being understood and agreed that such material or documents shall not include (a) the financial information and reports concerning the IPA’s operations that MANAGER furnishes to IPA from time to time, or (b) IPA’s trade name “Noble Mid-Medical Associates” and logo, which MANAGER is authorized to use only during the term hereof).  IPA shall have no right, title or interest in or to the aforedescribed material and shall not, in any manner, distribute or use the same without the prior written authorization of MANAGER; provided, however, that the foregoing shall not restrict IPA at its sole cost and expense from distributing managed care informational brochures and materials to Enrollees without the prior written approval of MANAGER provided no Proprietary Property of MANAGER is contained therein.

1.11                        Insurance and Risk Management

MANAGER shall use reasonable efforts to (a) assist IPA to obtain appropriate coverage under policies for professional liability insurance, comprehensive liability insurance, workers’ compensation insurance and disability insurance and periodically review insurance programs for cost and appropriateness of coverage limits; and (b) coordinate IPA’s risk management program.

1.13                        Management Information Systems

MANAGER shall select, acquire, provide and upgrade software and hardware (hereinafter collectively referred to as a “Management Information System”) from any vendor (including but not limited to affiliates of MANAGER) selected by MANAGER; and supervise and manage the use of all software and/or hardware for the Management Information System utilized by IPA.  The costs associated with such Management Information Systems shall be borne by MANAGER.

1.14                        Audit

IPA shall have the right at least once annually to require an audit of books and records of IPA and MANAGER as they relate to MANAGER’s performance hereunder in order to determine the accuracy of financial statements and reports prepared by MANAGER.  A certified public accounting firm mutually agreed upon by the parties will conduct such audit.  The audit shall be completed within ninety (90) days of IPA’s demand therefor and the results shall be immediately submitted to MANAGER and IPA.  IPA will bear the costs of the audit; provided.

ARTICLE II - COMPENSATION

For services rendered by MANAGER pursuant to this Agreement, IPA shall pay to MANAGER those amounts set forth on Exhibit A attached hereto and incorporated herein by this reference, and which may from time to time be amended by mutual agreement of the parties.  Such compensation shall be paid in the manner and in accordance with the terms and conditions set forth therein.

ARTICLE III - IPA EXECUTIVE COMMITTEE

3.1                               Establishment

IPA shall establish an IPA Executive Committee that shall be responsible for coordinating the relationship between MANAGER and IPA.  The IPA Executive Committee shall consist of the duly appointed Board of Directors of IPA and one (1) ex officio representative designated by MANAGER.  The ex officio MANAGER representative shall not participate in any votes involving clinical or peer review issues.  IPA Executive Committee action shall be taken by a vote of the majority of IPA Directors, or by written consent evidencing majority approval.

3.13                        Responsibilities

In addition to the responsibilities delegated to the IPA Executive Committee by any other provision of this Agreement, the IPA Executive Committee shall be responsible for (a) reviewing and approving all contracts with IPA Providers and Payors, and, subject to applicable law, establishing and approving any material changes to the fee schedules of IPA Providers; (b) reviewing and approving the establishment of subcapitation methodologies and risk pools among subgroups or divisions of the IPA; (c) reviewing and approving the IPA Provider Policies and Procedures Manual, and any material amendments thereto; (d) approving the credentialing and recredentialing standards of IPA; and (e) subject to applicable law on the corporate practice of medicine, serving as the final arbiter with respect to credentialing, recredentialing, utilization management and quality management issues and disputes which may arise from time to time with respect to IPA’s policies and procedures or their application.

ARTICLE IV - RESPONSIBILITIES OF IPA

IPA shall, except as otherwise expressly provided herein, arrange to provide all health care services required pursuant to Payor Contracts and to comply and cause IPA Providers to comply with all requirements of Plans in connection with the provision of services to Enrollees, including without limitation the following:

4.1       IPA Providers

IPA shall enter into contracts with IPA Providers.

4.2       Reimbursement Schedule

After consultation with MANAGER, IPA shall establish and give written notice to MANAGER of its reimbursement schedule (“Reimbursement Schedule”) for capitation and other compensation payable to IPA Providers for management of the care of, and health care services provided to, Enrollees, including compensation that is established and accounted for by divisions.  After consultation with MANAGER, IPA may amend the Reimbursement Schedule from time to time, each such amendment to take effect no sooner than thirty (30) days after notice thereof has been delivered to MANAGER.

4.3       Compensation of IPA Providers

IPA shall be liable for payment of all amounts owing to IPA Providers pursuant to IPA Physician or Provider Contracts for services to Enrollees pursuant to Plan Agreements.

4.4       Compensation of Out-of-Network Providers

IPA shall be liable for payment of all costs and expenses for the provision of non-contracted health care services by non-IPA Providers, which services are rendered to Enrollees and are required and covered pursuant to Plan Agreements.

4.5       Medical Director

IPA shall designate one or more medical directors as required for proper operation of the IPA and as contemplated by Payor Contracts.  IPA shall bear the cost of each such medical director.

4.6       IPA Committees

In addition to the IPA Executive Committee, IPA shall establish and conduct such committees as may be required for the proper operation of the IPA, consistent compliance with the IPA’s bylaws.

4.7       Taxes

IPA shall pay all taxes assessed on personal property, if any, owned by IPA.

4.8       Encounter and Billing Information

IPA shall timely provide and, as applicable, require IPA Providers to timely provide MANAGER with (a) all billing, clinical and Enrollee information, including but not limited to the name of the patient, the date of service, the nature and extent of services provided and any supporting medical information necessary to evaluate payment or reimbursement or to make a determination to authorize payment for services; and (b) all other information and documentation which IPA or any IPA Provider has or has access to in order to assist MANAGER to carry out its duties under this Agreement.

4.9       Remittance to MANAGER

IPA shall forward to MANAGER any capitation and other payments from the Plans and Payors owing to IPA that may come into the possession of IPA.

4.10                        Stop-Loss Insurance

IPA shall pay for stop-loss insurance.

ARTICLE V - COOPERATION; COMPLIANCE

5.1       Cooperation

IPA covenants and agrees that it shall provide MANAGER with all information, business records, papers and documents and the use of such facilities as is required by MANAGER to perform its services hereunder.  IPA further covenants that it shall grant MANAGER such authority as may be necessary for MANAGER to perform its duties hereunder.

5.2       Sole Responsibility; Compliance with Law

The parties acknowledge and agree that all medical and professional matters and the delivery of medical and health care services shall be the sole responsibility of IPA Providers.  IPA and MANAGER each covenant to comply with all applicable federal, state and local laws, rules and regulations and the professional standards of the medical community in the performance of their respective duties and obligations under this Agreement.

ARTICLE VI - RECORDS

6.1       Records

IPA and MANAGER shall comply with all applicable federal, state and local laws and regulations pertaining to the confidentiality of medical information and patient records of Enrollees.

6.2       Access to Records

MANAGER shall maintain such books, records and papers and provide such information to IPA, Payors and applicable regulatory authorities, as may be necessary for compliance by Payors and IPA with applicable federal and state laws, including but not limited to Titles XVIII and XIX of the Social Security Act of 1964 and any regulations promulgated thereto, as such laws and regulations may be amended.  Such records and information shall be open to inspection upon request, during normal business hours, by the California Department of Insurance, the U.S.

Department of Health and Human Services, the Comptroller General of the United States, or their duly authorized representatives to the extent required by law.  MANAGER agrees that this obligation shall not terminate upon termination of the Agreement whether by rescission or otherwise, and that such records shall be retained by MANAGER for a minimum of five (5) years.

6.1       Confidentiality

MANAGER shall hold and maintain in strict confidence any information it obtains or receives in the course of performing its obligations hereunder respecting any individual IPA Provider’s compliance or performance in connection with a Payor Contract, or the financial condition or performance of IPA, and shall not disclose the same to any third party without the prior consent of IPA, except as may be required by law, by the terms of any Payor Contract, or in the fulfillment by MANAGER of its obligations under this Agreement.

ARTICLE VII - INSURANCE; INDEMNIFICATION

7.1.                            Insurance

(a)                                  Throughout the term of this Agreement, IPA shall obtain and maintain in effect a policy of professional liability insurance with coverage in the minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate to insure IPA, its agents and employees against damages and claims directly or- indirectly related to services arranged or provided by IPA or IPA Providers under Payor Contracts.  In its Physician and Provider Contracts, IPA shall require IPA Providers to obtain and maintain professional liability insurance in the amounts set forth herein.  IPA shall inform MANAGER immediately in writing of any reduction or cancellation of insurance coverage with respect to itself and to any IPA Provider.  IPA shall provide MANAGER with written evidence of DPA’s compliance with the foregoing provisions upon MANAGER’S request.

(b)                                 Throughout the term of this Agreement, MANAGER shall obtain and maintain such policies of comprehensive general insurance, Directors and Officers liability insurance, and errors and omissions or professional liability insurance, to the extent such insurance is customarily available for management services organizations on a cost-effective basis (as reasonably determined by MANAGER), with limits of liability, professional liability insurance (not including coverage for activities in restraint of trade) covering MANAGER and its employees and IPA and IPA Providers (with respect only to its and their involvement with committees related to utilization management, credentialing and quality assurance) against liability for professional errors and omissions in connection with utilization management and quality assurance.  The professional liability insurance procured and maintained by MANAGER shall be in a minimum amount of Three Million Dollars ($3,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for all occurrences during a single policy year.  MANAGER shall provide IPA with written evidence of compliance hereof.

7.2       Indemnification

Each party agrees to indemnify and hold the other party harmless from and against any losses, damages, injuries, claims, costs and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or relating to the parties’ negligence, misconduct or breach of this Agreement; provided, however, that the foregoing indemnification shall not apply to any losses, damages, injuries, claims, costs and expenses attributable to the other party’s own negligence or misconduct or to claims of professional liability.

ARTICLE VIII - CONFIDENTIALITY OF TERMS AND PROPRIETARY INFORMATION

8.1.                            Confidentiality of Terms and Proprietary Information

(a)                                  The terms of this Agreement and in particular the provisions regarding compensation are confidential and shall not be disclosed by either party except as necessary to the performance of its duties and obligations hereunder, or as required by law.

(b)                                 IPA acknowledges and agrees that MANAGER has a proprietary interest in the systems it has established for management of medical practices and independent practice associations and for administering managed care contracts, including, without limitation, financial and accounting systems, claims administration systems, quality assurance and utilization management systems, and all related documents, forms, policies and procedures, operating manuals, and software (collectively, “MANAGER’s Proprietary Information”).  IPA covenants that at no time during and after the term of this Agreement shall IPA, its officers, directors, agents or employees, disclose or use any trade secret of MANAGER or any of Manager’s Proprietary Information, without MANAGER’s prior written consent, except as required to be disclosed by law or in IPA’s performance of its duties and obligations hereunder.

(c)                                  Upon termination of this Agreement, IPA shall return all physical embodiments of MANAGER’S Proprietary Information and cease use of any and all of the Proprietary Information, and upon the request of MANAGER, shall execute such documents as may be necessary to evidence the IPA’s abandonment of any claim thereto.

(d)                                 Notwithstanding any provision of this Agreement to the contrary, IPA acknowledges that because any remedy available at law for any breach by IPA of this Article VIII - CONFIDENTIALITY OF TERMS AND PROPRIETARY INFORMATION may be inadequate, MANAGER shall be entitled to specific performance and/or injunctive relief or other equitable relief in case of any breach of this Article VIII - CONFIDENTIALITY OF TERMS AND PROPRIETARY INFORMATION in addition to any money damages or any other remedies which MANAGER may seek and which may exist at law or in equity.

8.2       National Data Base

In connection with its responsibilities to negotiate Payor Contracts on behalf of IPA, MANAGER may review and collect information relating to the costs, utilization and efficacy of various treatment modalities from encounter information provided to IPA by IPA Providers.  The data and information may be collected and stored in a national data base belonging to MANAGER for the purpose of: (a) understanding care management with respect to costs, standards and quality of care and clinical outcomes of various treatment protocols, and developing and improving care management programs on an ongoing basis; (b) establishing the capacity for evaluating and measuring over time the efficacy of various treatment protocols in terms of cost and clinical outcomes; (c) subject to applicable laws, developing an appropriate pricing structure for Payor Contracts and IPA Provider agreements; and (d) better marketing IPA and its products to Payors.  IPA agrees to make available such data and information, and agrees that all such data and information (other than individually identifiable patient or provider information), whether in segregated or aggregated form, entered into MANAGER’s data base, processed by or produced as a result of MANAGER efforts, shall be considered the work product and proprietary information of MANAGER.  MANAGER agrees to make this information available to IPA upon IPA’s request for the purposes of evaluating and enhancing IPA’s clinical practice guidelines and performance under Payor Contracts.

ARTICLE IX - PHYSICIAN AGREEMENTS

9.1       Termination Provisions

In its Physician Agreements, IPA shall provide that IPA may terminate a Physician Agreement immediately upon the occurrence of any of the following events:

(a)                                  The suspension or revocation of an IPA Physician’s license to practice medicine in any state; the suspension or termination of an IPA Physician’s membership on the active medical staff of a participating Payor hospital; or the suspension, revocation or reduction in an IPA Physician’s clinical privileges at a participating Payor hospital which has the effect of rendering him or her unable to provide the physician services required under the Physician- Agreement;

(b)                                 An IPA Physician’s death or disability (“disability” shall mean for this purpose any condition that renders such IPA Physician unable to carry out his or her responsibilities under the Physician Agreement);

(c)                                  An IPA Physician’s violation or material failure to comply with policies, procedures and standards adopted by IPA or a Payor and published in the IPA’s Policies and Procedures Manual;

(d)                                 IPA’s good faith determination that continuation of the Physician Agreement, or such IPA Physician’s participation with respect to any Payor, would endanger the health, safety or welfare of any Enrollee; or

(e)                                  An IPA Physician’s violation of his or her Membership Agreement entered into with IPA.

ARTICLE X - TERM AND TERMINATION

10.1                        Term

The term of this Agreement shall commence on the Effective Date and shall continue in effect for a period of ONE (1) year.  The Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice to the other of an intent not to renew at least ninety (90) days prior to the renewal date.

10.2.                     Termination by Either Party

In the event that either party believes that the other party is in material breach of this Agreement, that party shall provide written notice of the breach to the breaching party.  The written notice shall specify the nature of the breach and shall request that it be cured.  The breaching party shall have sixty (60) days to cure the breach to the satisfaction of the non-breaching party.  If the breaching party does not cure the breach within the sixty (60) days cure period, the non-breaching party may provide written notice of intent to terminate this Agreement for cause, which termination shall automatically be effective thirty (30) days from the date of the delivery of the notice.

10.3.                     Immediate Termination by Either Party

(a)                                 This Agreement may be terminated immediately, at the option of the other party (to be exercised in the absolute discretion of such other party), upon the occurrence of any of the following with respect to either IPA or MANAGER: (i) such party shall dissolve, (ii) such party shall file a bankruptcy petition, (iii) an involuntary order for relief or bankruptcy petition shall be filed against such party and the same shall not have been dismissed within sixty (60) days from the date of entry or filing, (iv) such party shall make a general filing for the benefit of creditors, or (v) there shall occur the appointment of a receiver, trustee, custodian, or liquidator of or for any part of the assets or property of such party.

10.4.                     MANAGER’S Obligations Upon Termination

Upon the effective date of termination as set forth in the notice provided for in Section 10.2 or Section 10.3. , as the case may be, all of MANAGER’s obligations under this Agreement will cease, except as set forth in this Section 10.4.  MANAGER shall return all business records, papers and documents, including all medical and physician and provider credentialing files that are the property of IPA.  MANAGER shall be entitled, pursuant to Article VIII -, to the return of all physical embodiments of the Proprietary Information in possession of IPA, its employees, officers and directors.  MANAGER shall cooperate with IPA and use its best efforts to ensure a smooth transition of services upon termination.

11. MISCELLANEOUS

11.1.                     Relationship of the Parties

In the performance of the work, duties and obligations described hereunder, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement.

11.2.                     Exclusivity

During the term of this Agreement IPA agrees not to (1) enter into any management or administrative services agreement, or any similar arrangement, with any other person or entity for the provision of the same or similar services as MANAGER provides under this Agreement.

or (2) solicit any of MANAGER’s employees or independent contractors to provide services to or become employed by IPA.

11.3.                     Assignment

Neither party shall have the right to assign this Agreement or any of its obligations or rights hereunder without the prior written consent of the other party, which approval shall not be unreasonably withheld; provided, however, that MANAGER may assign this Agreement or delegate or subcontract some or all of its obligations hereunder to any Affiliate without IPA’s consent.  For purposes of this Agreement, an Affiliate shall mean any entity which, directly or indirectly, controls, is controlled by or is under a common control with MANAGER.  Any attempted assignment of this Agreement in contravention of this Section 11.3 shall be null and void and without any effect whatsoever.

11.4.                     Successors and Assigns

Subject to the provisions of this Agreement regarding assignment, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

11.5.                     Entire Agreement; Amendment

This Agreement, and the attachments, exhibits and schedules attached hereto, states the entire contract between the parties in respect to the subject matter of this Agreement and supersedes any oral or written proposals, statements, discussions, negotiations or other agreements before or contemporaneous to this Agreement.  This Agreement may be modified only by mutual agreement of the parties, provided, that before any modification shall be operative or valid, it be reduced to writing and signed by both parties.

11.6.                     Waiver

The waiver by either party to this Agreement of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults, under the same or different terms, conditions or covenants contained in this Agreement.

11.7.                     Severabillty

Nothing contained in this Agreement shall be construed to require the commission of an act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statue law, ordinance or regulation, the latter shall prevail.  In such event, and in any case in which any provision of this Agreement is determined to be in violation of a stature, law, ordinance or regulation, the affected provision(s) shall be limited only to the extent necessary to bring it within the requirements of the law and, insofar as possible under the circumstances, shall be modified to carry out the purposes of this Agreement.  The other provision of this Agreement shall remain in full force and effect, and the invalidity or unenforceability of any provision thereof shall not affect the validity and enforceability of the other provisions of this Agreement.

11.8                        Captions and Headings

The captions and headings throughout this Agreement are for convenience of reference only and shall in no way be held or deemed to be a part of or affect the interpretation of this Agreement.

11.9.                     Third Party Beneficiaries

Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon an Enrollee or any other person, firm or corporation other than the parties hereto and their respective successors or assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

11.10.              Governing Law

The laws of the State of California shall govern the existence, validity and construction of this Agreement.

11.11.              Attorneys’ Fees

In the event that either party to this Agreement shall bring any action at law or in equity to enforce any term, covenant or condition of this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred by such party in connection with such action.

11.12.              Notices

All notices required to be given hereunder shall be in writing and shall be delivered personally or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties at the addresses set forth below its signature.  Notice shall be deemed given on the date it is personally delivered, or three (3) days after it is deposited in the mail in accordance with the foregoing sentence.  Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

11.13.              Counterparts

This Agreement may be executed in any number of counterparts which, when read together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on that day and year set forth hereinabove.

PINNACLE HEALTH RESOURCES, INC.,		APAC MEDICAL GROUP, INC. DBA
A California Corporation		GATEWAY PHYSICIAN ASSOCIATES
A California Corporation

By:	/s/ Raj Takhar	By:	/s/ [ILLEGIBLE]

Name:	RAJ TAKHAR	Name:	[ILLEGIBLE]

Title:	CEO	Title:	[ILLEGIBLE]

Address for Notices:

Attention:

Phone:

Fax:

EXHIBIT A

COMPENSATION OF MANAGER

1.     Definition of IPA Revenue

“IPA Revenue” shall mean the total gross revenues of IPA determined on a accrual basis, including without limitation the following: all amounts that are payable to IPA and derived directly or indirectly in connection with Payor Contracts and services provided by IPA Providers to Enrollees.  Such amounts shall include, by way of example, capitation payments, amounts received from any policy or policies of stop-loss insurance, shared risk revenue (whether paid by hospitals or payors) and other amounts received in connection with Payor Contracts, services provided by IPA Providers to Enrollees, and third party claims payments, and fee for service revenue.  Management Fee

As compensation for the goods and services provided by MANAGER pursuant to this Agreement, IPA shall pay MANAGER the a monthly fee (the “Monthly Management Fee”) in an amount equal to fifteen percent (15%) in the case of IPA Revenue derived from any source from (i) all IPA Revenue during the term of this Agreement, and with respect to any month during which IPA has at least 5,000 enrollees.  Except as otherwise provided in this Agreement, the Management Fee shall be inclusive of all costs and expenses that may be incurred by MANAGER in connection with its performance of management and administrative services pursuant to this Agreement.  IPA hereby agrees to provide its Payors with such authorizations to release financial data to MANAGER following the termination of this Agreement as MANAGER may reasonably request in order to monitor the determination of its Monthly Management Fee.  In order to secure IPA’s payment of the fees payable to MANAGER pursuant to this Agreement and/or in respect of prior services rendered by MANAGER to IPA

Other Fees Payable to MANAGER

In addition to the Management Fee, IPA shall also pay the following amounts to MANAGER:

c.                                       IPA Responsibility for Additional Requirements.  The parties acknowledge that the Management Fee is intended to cover MANAGER’s ordinary expenses of operations on behalf of IPA and that, from time to time, IPA may be required by “outside agencies” (as defined below) to meet certain mandates or otherwise to comply with outside agency directives or new regulations (collectively, “Additional Requirements”).  The cost of compliance with such Additional Requirements may exceed the costs of complying with any mandates, directives and/or regulations from outside agencies that are in existence before the enactment or promulgation of the Additional Requirements.  In all such cases, IPA shall itself be responsible for complying with the Additional Requirements.  Notwithstanding the foregoing, MANAGER agrees that it shall inform IPA of such additional requirements as soon as reasonably practicable after MANAGER learns of the same.  For this purpose, “outside agencies” shall include without limitation the California Department of Health Services, the federal Health Care Finance Administration, HEDIS, the California Department of Corporations, and similar governmental or quasi-governmental departments and agencies.

(ii)                                  IPA shall bear the cost, and reimburse MANAGER therefor, of any costs incurred by MANAGER to provide or improve the provision of provider network connectivity.